                           INTERNATIONAL CARRIER VOICE
                                SERVICE AGREEMENT

                                  SERVICE ORDER

Customer Account Number: 1740 Service Order Number:  194001
Date of Order:  10/2/97

Customer: Axiom Communications Group Inc.

Address: 50 Broad Street

City: New York                        State: NY                    Zip: 10004

Primary Account Contact: Charles Smith   Phone No: (212) 686-2000
                                         Fax No: (212) 686-3807

Technical Contact: Martin Casanova   Phone No: (   )            Fax No: (   )

Billing Contact:      John Mecham    Phone No: (   )            Fax No: (   )

Billing Address, if different from above:

Requested Service Commencement Date:   Immediately        DSI Quantity:

Anticipated Monthly Usage: $                   Minimum Monthly Commitment: $
  (Attached a Traffic Forecast Form)           (See attached Minimum Commitment
                                                       Schedule, if applicable)

Credit Terns:

Minimum Port Usage (average): 100,000 minutes/DSI
Deficiency Surcharge: [  ] per minute   Ramp-up:    2 months

Special Notes/Terms:

This International Carrier Voice Service Agreement (the "Agreement") is made and entered into as of the date below when fully executed by and between FaciliCom International, L.L.C.; a Delaware corporation; with its principal office at 1401 New York Avenue, NW, 8th Floor, Washington DC 20005 ("FCI"); and the above named Customer.

    1. The Service shall be provided for a term (the "Term") as set forth herein, starting on the Service Commencement Date and continuing until expiration of the Term; unless sooner terminated pr remewed om accprdamce wotj the "Terms and Conditions" of International Carrier Voice Service Agreement (Appendix A).

    2. This order is subject to credit approval. Customer hereby accepts FCI's initial and continuing credit approval procedures and policies and authorizes FCI and its designees to investigate Customer credit worthiness. All information will be held in the strictest confidence.

    3. This Agreement shall inclue this Service Order and the following Appendices, attached hereto:

              A:       Terms and Conditions
              B:       Rate Schedules

IN WITNESS WHEREOF; each of the parties hereto have caused this Agreement to be executed by their respective officials duly authorized on the day and year first above written

CUSTOMER:  Axiiom Communications Group Inc.      FACILICOM INTERNATIONAL, L.L.C.

By: /S/ Charles Smith                            By: /S/ Jeffrey Gizy
   -------------------------------------            ----------------------------
Name:  Charles Smith                             Name:  Jeffrey Gizy
Title: General Manager                           Title: Executive Vice President
                                                 Effective Date: October 14,1997
                                                 Sales Rep/Agent Name (print)
                                                 Mary Rice   Initials     M

                         FACILICOM INTERNATIONAL L.L.C.
                  International Carrier Voice Service Agreement
                        Appendix A. Terms and Conditions

1.       PROVISION OF SERVICE

1.1 Service Order. By executing the Service Order to Which these Terms and Conditions are attached, FCI agrees to provide, and Customer agrees to purchase, switched International telecommunications services and other associated services (collectively "Service"), pursuant to the Terms and Conditions set forth in this Appendix A and in any attachments incorporated and made a part of this Agreement.

1.2 Term of Service. This Agreement shall be effective and the parties' obligations shall commence on the Effective Date of this Agreement as set forth on the Service Order and shall continue for a period of one year ("initial term") from Service Commencement Date, which is the date that the circuits(s) are first made available to Customer for Service, unless sooner terminated in accordance with the provisions of this Agreement.

1.3 Automatic Renewal. Services shall be automatically renewed at expiration of the initial term for a one (1) year period ("Subsequent Term"), unless terminated by either party giving the other party written notice of intent not to renew at least sixty (60) days prior to expiration of the initial or any subsequent term. Each Subsequent Term shall automatically renew, unless sooner terminated in accordance with the provisions of this Agreement, for a one (1) year period upon expiration of the preceding Subsequent Term. Each Subsequent Term that is renewed shall be subject to such Terms and Conditions as FCI may then be offering, or willing to offer, to potential Customers.

1.4 Circuit Availability. FCI shall use its best efforts to make the circuits(s) available to Customer for Service within thirty (30) days of the Effective Date of this Agreement. If FCI does not make the circuit(s) available to Customer within (30) days of the Effective Date, and such delay is not requested or caused by Customer, Customer may cancel this Agreement without liability upon written notice to FCI prior to Service Commencement Date. If Customer cancels this Agreement or any separate Service Order to this Agreement prior to Service Commencement Date except as provided herein, Customer will be charged for the non-recoverable portions of expenditures or liabilities incurred expressly on behalf of Customer by FCI. Traffic must start within forty five (45) days of Service Commencement Date, or FCI may cancel all circuit(s) interconnection upon five (5) days advance written notice, without any liability or obligation whatsoever.

1.5 Interconnection. Customer is responsible for arranging and the expense of installing and operating the interconnection between Customer's network and the FCI network at FCI's Point of Presence in compliance with FCI's network interface procedures. At Customer's request, FCI will coordinate interconnection and bill Customer for installation and operation of Interconnection. Non-usage charges include recurring and non-recurring elements. The recurring element is a monthly non-discriminatory charge relevant to customer's use of local serving arrangement with local exchange company. Non-recurring elements consist of an Installation charge of $250,000 per DS-1 plus any third party charges which may be billed to FCI relative to Customer's interconnect request. Third party interconnect charges billed to FCI are passed directly on to Customer and may be subject to adjustment from time to time. Customer's obligation to accept and pay for non-usage sensitive charges as describe herein shall be binding.

1.6 Switchless Reseller. The Switchless Resale Customer is responsible for direct negotiation, contracting and provisioning of service with local exchange carrier (LEC) and/or FCI's designated switching services provider.

1.7 FCI's Access. FCI reserves the right, but not the obligation, to make such tests and inspections as necessary to determine that the requirements regarding equipment and interconnection are being met in the Installation, operation and maintenance of Customer equipment and wiring. It is FCIs intention that such tests and Inspections will not normally result in Service interruptions or defects. If any such test or inspection is of the sort that it could jeopardize any service or require the interruption of all or any portion of the Service, FCI shall so notify Customer in writing at least four (4) business days before such tests or inspection. FCI shall give Customer as much advance notice of emergency tests and inspections as is practically and reasonably possible under the circumstances.

2.       PAYMENT FOR SERVICE

2.1      Rates.

2.1.1 Payment for Service, applicable to all calls received by FCI from Customer, shall be determined by the destination and duration of the calls at the per minute rates listed in Appendix B. FCI, at its sole discretion and upon seven (7) days advance written notice, may modify its rates as it deems necessary. In the event there is any legislation affecting rates and the changes are to be implemented in less than (7) days, then Customer shall be responsible for any additional charges based on the changes in rates. FCI shall notify Customer promptly of any such changes.

2.1.2 In the event FCI notifies Customer of an increase in its rates pursuant to Section 2.1.1, Customer, upon written notice to FCI prior to the effective date of such increase, may cancel that portion of the Service affected without liability, except to pay for all charges due FCI at the time of cancellation. Minimum Commitment requirements, if applicable, shall be amended as necessary for cancellation pursuant to this Section 2.1.2

2.2 Volume Discount Minimum Commitment. Beginning with the first full calendar month following Service Commencement Date or other ramp-up period as may be agreed, Customer shall maintain a monthly Volume Discount Minimum Commitment ("Minimum Commitment") level if any is so specified on the Service Order and/or any relevant Service Schedule. If, in any month, Customer fails to obtain the required monthly minimum, for any reason other than an interruption or impairment of Service not caused, directly or indirectly by Customer, Customer shall pay FCI the difference between the Customer's Minimum Commitment and Customer's actual monthly invoiced amount (the "Deficiency Charge"). Such payment shall be due at the same time payment is due for Service provided to Customer, or in the case of cancellation or termination of this Agreement, Immediately, in an amount equal to Customer's Minimum Commitment that would have become due for the unexpired portion of the Term. If Minimum Commitment is in minutes, the Deficiency Charge shall be determined by multiplying the shortfall by the average rate per minute for the prior month. If Minimum Commitment is country-specific, the applicable rate for each country specified shall be used in determining minimum monthly commitment amounts.

2.3 Minimum Port Usage. Beginning with the next full calendar month following a sixty (60) day Ramp-Up Period from Service Commencement Date, Customer will maintain a monthly average loading of traffic per DS-1 level interconnection as indicated on the Service Order.

2.4 Invoices. Following Service Commencement Date, FCI will bill Customer monthly for Services rendered during the prior month. Any applicable non-recurring and/or recurring charges not related to monthly usage will be listed separately. Invoices will include a minimum, countries called, number of calls, total duration of calls in minutes and amount charged per country. Call Detail Records (CDR) will be made and retained by FCI and will be available monthly at no charge at Customer's request. Specialized billing formats and frequency as Customer may request will be considered and charged on an individual case basis.

2.5 Taxes. All charges set forth in Appendix B for the Services provided pursuant to this Agreement are exclusive of sales, use, excise or privilege taxes or tax-like charges, fees or similar liabilities. Customer will pay all applicable sales, use, excise, privilege or similar taxes, except any taxes or tax related surcharges determined by FCI's income, net worth, franchise or property (which shall be borne solely by FCI) (hereinafter referred to as "Taxes"). In the event that Customer provides FCI with a direct payment permit, sale or resale exemption certificate, sales tax exemption certificate or other applicable exemption certificate, FCI will not invoice the taxes covered by the exemption certificate(s). If and for so long as such exemption certificate is applicable to the Services provided.

2.6      Present Terms

2.6.1 Due Date. Bills are due and payable upon receipt. Payments not received within thirty days of invoice date are considered past due.

2.6.2 Late Payment. A delinquency charge (liquidated damages) of one and one-half percent (1.5%) per month or the maximum lawful rate under applicable state law, whichever is less, will accrue upon any unpaid balance commencing thirty (30) days after the date of the bill. Customer acknowledges that such delinquency charge is reasonable under all the circumstances existing as of the date hereof. Acceptance by FCI of any late payment or delinquency charge shall in no event constitute a retrieval by FCI of Customer's default, nor shall such acceptance prevent FCI from exercising any or all other rights or remedies that it may have. Notwithstanding the foregoing, FCI shall not charge Customer late fees on amounts disputed in good faith by Customer unless disputed amounts resolved in favor of FCI remain unpaid pursuant to Section 2.8.

2.6.3 Collection. In the event FCI employs the services of a collection agency or attorneys for collection of charges due under this Agreement, Customer shall be liable for all costs of collection and legal proceedings including reasonable attorney's fees and costs incurred by FCI in prosecuting such proceedings and any appeals therefrom.

2.7 Manner of Payment. All payments by Customer hereunder shall be (i) made in U.S. dollars; (ii) made by check drawn from currently available funds; or by wire transfer, as determined by FCI; (iii) subject to a $25.00 return check charge; (iv) duly identified as relating to the Service subscribed to' and (v) made payable and delivered to the name and address designated on the invoice or such other name and/or location as FCI may direct in writing from time to time subject to the notice requirements of Section15.

2.8      Billing Disputes.

2.8.1 If Customer in good faith disputes any portion of any FCI invoice, Customer shall submit to FCI, within 30 days following the date of the invoice, full payment of the undisputed portion of the invoice and written documentation identifying and substantiating the disputed amount. If Customer does not report a dispute within the 30 day period, Customer shall have waived its dispute rights for that invoice. FCI and Customer agree to use their respective best efforts to resolve any disputes within fifteen (15) days after FCI receives written notice of the dispute from customer. Any disputed amounts resolved in favor of the Customer shall be credited to the Customer's account on the next invoice following resolution of the dispute. Any disputed amounts determined to be payable to FCI shall be due within ten (10) days of the resolution of the dispute.

2.8.2 Any dispute arising out of or relating to this Agreement which has not been resolved by the good faith efforts of the parties, will be settled by binding arbitration conducted expeditiously in accordance with the commercial Arbitration Rules of the American Arbitration Association ("AAA Rules"), as amended by this Agreement and judgment upon the award rendered by the arbitrator(s) may be entered by any court with jurisdiction. The location of the arbitration shall be Washington, D.C. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The arbitrator(s) are not empowered to award damages in excess of compensatory damages and each Party irrevocably waives any damages in excess of compensatory damages.

2.9 Allowance for Interruptions. Following Service Commencement Date, if Customer reports an interruption of Service ("Interruption"), customer shall receive credit for service billed for but not provided. Credit to Customer shall not apply, however, in the event any interruption is caused or contributed to, directly or indirectly, by any act or omission of Customer or its customers, affiliates, agents representatives, invitees or licensees. In addition, no credit allowances will be made for (i) Interruptions during any period which FCI or its agents are denied access to the premises where access lines associated with Customer's Services are terminated, or (ii) due to the failure of power, equipment, systems or services not provided by FCI. For the purposes of this paragraph, an Interruption reporting period begins when Customer reports an interruption and ends upon the earlier to occur of (i) Customer's resumption of use of the Service, and (ii) when Service is operative again. If Customer elects to use another means of communication during the interruption reporting period, Customer must pay the charges for the alternate service used.

3        SECURITY

3.1 FCI's obligation to provide Service under this Agreement is contingent upon credit approval by FCI and Customer's acceptance of FCI's initial and continuing credit approval procedures and policies. A cash deposit and/or irrevocable letter of credit or other form of security in form and amount acceptable to FCI shall be paid prior to commencement of Service, or, if after Service Commencement Date, within 48 hours following FCI's request. After Service Commencement, a deposit or additional deposit may also be required in form and amount acceptable to FCI if Customer's financial circumstances or payment history warrants or in light of Customer's actual usage when compared to projected usage levels upon which any initial security or assurance requirement was based.

3.2 If Service has been canceled or discontinued for any of the reasons set forth in this Agreement, Customer's deposit shall be applied to all charges and other amounts then due FCI, including any late fees and cancellation charges applicable to the Service offering received by Customer. FCI agrees to refund the excess portion of the deposit, if any, within (30) days following final settlement of Customer's account. The refunding or crediting of Customer's deposit in no way relieves Customer from complying with all terms and provisions contained in this Agreement or from tendering payments when due.

4.       SUSPENSION, TERMINATION AND REINSTITUTION OF SERVICE

4.1 Suspension of Service. FCI may suspend Service to Customer without any liability or obligation to Customer if (a) Customer fails to make any past due payment required hereunder within forty-eight (48) hours following Customer's receipt of written notice of nonpayment from FCI. Traffic limitations may be placed on Customer during notice period.;
         (b) FCI suspends its provision of other Service to Customer, for any of the reasons stated herein, pursuant to any separate Service Order by Customer; (c) FCI is required to take emergency steps to protect against the loss of communications services, property damage, or personal injury; or (d) breach by Customer of any other material obligation under this Agreement and failure to cure such breach within ten (10) days of written notice from FCI.

4.2      Termination of Service.

4.2.1 FCI reserves the right to terminated this Agreement without liability for any of the following; (a) Customer's failure to make any payment required to be made hereunder within forty-eight (48) hours after suspension of Service by FCI; (b) Customer's failure to cure any other violation of its obligations hereunder, within ten (10) days of receiving written notice of such violation from FCI; (c) repeated violations by Customer of its obligations hereunder (of which Customer has been notified in writing); (d) FCI terminates its provision of other service to Customer, for any of the foregoing reasons, pursuant to any separate Service Order by Customer; (e) Customer's insolvency, corporate reorganization, arrangement with creditors, receivership, dissolution or institution of bankruptcy proceedings by or against Customer; (f) Customer has failed or neglected to tender any additional or required security deposit within forty-eight (48) hours of written notice by FCI; (g) Customer's assignment or attempted assignment of the Agreement or any interest therein, except as permitted by Section 8 hereof, (h) a final order by a government entity with appropriate jurisdiction that a Service or the relationship hereunder is contrary to law or regulation; (i) in the event Customer uses the Service for any unlawful, unauthorized or fraudulent purpose and (j) Customer's uses is, or is expected to, adversely affect FCI's facilities or service to other customers. In the event that FCI terminates Service pursuant to this Section 4.2.1, Customer shall be liable for all unpaid charges due FCI at the time of termination, including an amount equal to Customer's Monthly Minimum Commitment, if applicable, for the unexpired portion of the Term.

4.2.2 After Service Commencement Date. Customer may terminate this Agreement upon sixty (60) days advance written notice, which such termination shall not relieve Customer of the obligation to pay all charges due FCI for services provided including an amount equal to Customer's Minimum Commitment, if applicable, for the unexpired portion of the Term. Customer may terminate this Agreement prior to Service Commencement Date subject to the provisions of Section 1.4.

4.3 Reinstitution of Service. If Customer seeks reinstitution of Service following denial of Service by FCI, Customer shall pay to FCI, prior to the time Service is reinstated (i) all accrued and unpaid charges, and
         (ii) a deposit pursuant to Section 3. If Customer fails to make the required payments by a date determined by and acceptable to FCI, Customer will be deemed to have canceled the Service suspended effective as of the date of suspension. Such cancellation shall not relieve Customer of payment of all charges due FCI for services provided and any unexpired portion of Customer's Minimum Commitment, if applicable.

5.       WARRANTY

5.1 FCI will use reasonable efforts under the circumstances to maintain its overall network quality. The quality of Service provided hereunder shall be consistent with other common carrier industry standards, government regulations and sound business practices. FCI MAKES NO OTHER REPRESENTATIONS OR WARRANTIES ABOUT THE SERVICE PROVIDED HEREUNDER, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR IN FACT, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILTY OR FITNESS FOR A PARTICULAR PURPOSE.

6.       LIABILITY; GENERAL INDEMNITY

6.1 In no even shall either Party or its officers, directors, employees and agents be liable to the other Party for any special indirect, incidental, consequential or exemplary damages, including without limitation loss of revenue, loss of profits, loss of Customers, clients or goodwill arising in any manner from this Agreement and the performance or nonperformance of business hereunder.

6.2 The liability of FCI with respect to the installation (including delays thereof), provision, termination, maintenance, repair, interruption or restoration of any service or facilities offered under this Agreement, shall not exceed an amount equal to the charge applicable under this Agreement to the period during which services were affected. For those services with monthly recurring charges, the liability of FCI is limited to an amount equal to the proportionate monthly recurring charges for the period during which service was affected subject to the limitations set forth in this Agreement.

6.3 In the event that any third party asserts a claim or right to or in any way arising out of the availability, use or operation of the Service or the Service Facilities, or otherwise out of this Agreement or out of such third party's relation to Customer or Customer's relation to FCI; Customer shall indemnify and hold FCI and its officers, directors, employees and agents harmless against any and all claims, losses, demands, liabilities, costs and expenses of whatsoever nature, including attorney's fees, relating to or in any way arising out of the asserted claim or right.

6.4 Customer shall indemnify and hold FCI harmless from all costs, expenses, claims or actions arising out of unauthorized use of Customer's telephone facilities, including placement of calls through the Customer's equipment which are transmitted or carried over the network. FCI shall cooperate with Customer in undertaking reasonable efforts to prevent fraudulent telephone calls. Customer shall be liable for all charges for Service billed by FCI whether or not unauthorized calls comprise a portion of the Service. FCI reserves the right to take immediate action (without notice to Customer) that is reasonably necessary to prevent fraudulent calls from taking place, including without limitation, denying or terminating Service to or from specific locations.

7.       FORCE MAJEURE

7.1 No failure or omission by either Party to carry out or observe any of the non-monetary Terms and Conditions of this Agreement shall give rise to any claim against such Party or be deemed to be a breach of this Agreement if such failure or omission arises from any cause beyond the control of that Party. Neither party shall be liable to the other Party for any losses or damages either direct, indirect, consequential, or otherwise sustained by reason of any failure in or breakdown of the communications systems or facilities herein provided for, or for any interruption of the Service, whether caused by act of God, insurrection or civil disorder, war or military operations, national or local emergency, acts or omissions of any government authority or third party, industrial disputes, fire, lightning, explosion, inclement weather, or other causes beyond the control of either Party

8.       ASSIGNMENT

8.1 This Agreement shall not be assigned or transferred by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may, without the other's consent, make an assignment to a successor, affiliate, subsidiary, or to an entity controlling or under the same control as such a Party. In the event of any such assignment, the successor shall undertake in writing to the other the performance and liability for the obligations, duties, and interests to which it is accountable as a succeeding party to this Agreement, and the predecessor Party shall thereafter be relieved of such obligations, duties, and interests except for matters arising out of events occurring prior to the date of such undertaking.

9.       GOVERNMENT APPROVALS

9.1 All agreements, covenants, undertakings and obligations herein made or assumed by the Parties hereto are subject to the obtaining and continuance of all necessary governmental licenses, consents, permits, authorizations and approvals. Each Party shall use its best efforts to obtain and to have continued in effect all such licenses, consents, permits, authorizations, and approvals relating to such Party's operations.

10.      CONFIDENTIALITY

10.1 Since each Party may have access to the other Party's confidential, sensitive, and/or proprietary information including, without limitation, financial information, rates, supply and service information, technical data and specifications, marketing information, customer and personnel information, and dialing patters ("Proprietary Information"), therefore, during the Term and thereafter, neither Party shall disclose any terms of this Agreement, including pricing, or Proprietary Information of the other Party except as required by law. Any disclosure hereof required by legal process shall only be made after providing the non-disclosing party with notice thereof in order to permit the non-disclosing party to seek an appropriate protective order of exemption. Proprietary Information shall remain the property of the disclosing Party. A Party receiving Proprietary Information shall: (i) use or reproduce such information only when necessary to perform this Agreement, (ii) provide at least the same care to avoid disclosure or unauthorized use of such information as it provides to protect its own Proprietary Information, (iii) limit access to such information to its employees or agents who need such information to perform this Agreement, and (iv) return or destroy all such information, including copies, after the need for it has expired, upon request of the disclosing Party, or upon termination of this Agreement. Because of the unique nature of Proprietary Information, a breach of this paragraph may cause irreparable harm for which monetary damages may be inadequate compensation. Accordingly, in addition to other available remedies, a Party may seek injunctive relief to enforce this paragraph.

11.      INTELLECTUAL PROPERTY RIGHTS

11.1 The Parties agree that trademarks, inventions, patents, copyrights, registered designs, service marks, trade names and all other intellectual property shall remain in the ownership of the person or party originating the same and nothing herein shall confer or be deemed to confer on either Party expressly, implied or otherwise, any rights or licenses in the intellectual property of the other.

12.      AMENDMENT

12.1 This Agreement, together will all Attachments and Exhibits, may be amended, modified or amplified only by written agreement signed by authorized representatives of both Parties.

13.      WAIVER OF TERMS

13.1 No waiver by either party of any provision of this Agreement shall be binding unless expressly confirmed in writing. Further, any such waiver shall relate only to such particular matter, non compliance or breach as it expressly relates to and shall not apply to any subsequent or other matter, non-compliance or breach.

14.      GOVERNING LAW AND FORUM

14.1 The existence, validity, construction, operation and effect of this Agreement shall be determined in accordance with and be governed by the laws of the District of Columbia. Customer agrees that any action or proceeding arising out of this Agreement shall be brought and maintained in the District of Columbia, and hereby consents to the jurisdiction of courts located in the District of Columbia.

15.      NOTICES

15.1 Except as other wise provided in this Agreement, its schedules and attachments, all notices required or permitted hereunder shall be in writing and shall be deemed given upon delivery if dispatched by (i) registered or certified mail, postage pre-paid, return receipt requested (ii) by overnight courier or by hand delivery (iii) by facsimile and confirmation by letter. Notice given by facsimile shall be deemed given when transmitted provided that the sender shall have received a transmission report indicating successful transmission of all of the pages of the notice to the correct facsimile number and has sent a confirmation copy of the notice by first-class pre-paid mail, except that if the transmission of such facsimile does not occur on a normal business day within normal business hours at the place to which it is addressed, the notice shall be deemed given on the next following business day. For these purposes business day shall ,mean any day other than Saturday, Sunday or public holiday and "business hours" shall mean 9:00 a.m. to 5:30 p.m. in a business day. Either Party may change its address, phone or other notice information by giving written notice in accordance herein. Notices will be addressed to the other Party as follows:

         If to FaciliCom International, L.L.C: to FCI's principal place of business and facsimile number, as specified in the Service Order,
         Attention: Contract Administration.

         If to Customer: to Customer's principal place of business and facsimile number, as specified in the Service Order, Attention Legal Department.

16.      MISCELLANEOUS

16.1 No Third Party Beneficiary. The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce or benefit from those provisions.

16.2 No Partnership Or Agency Relationship. The relationship between FCI and Customer shall not be that of partners or agents of one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them. Neither party shall have the authority to assume or create any obligation on behalf of, in the name of, or binding upon the other party.

16.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party's successors and permitted Assignees.

16.4 Headings. The titles in the headings of paragraphs are intended for organization and convenience only and do not apply in the interpretation of any of the Agreement terms.

16.5 Survival of Terms. The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the Parties hereto shall so survive the completion of performance and termination of this Agreement, including, without limitation, provisions for indemnification, confidentiality and the making of any and all payments due hereunder.

16.6 Rule of Construction. No rule of construction requiring interpretation against the drafting party hereof shall apply in the interpretation of this Agreement.

17.      ENTIRE AGREEMENT

17.1 This Agreement, together with all attachments incorporated herein specifically by reference, represents the entire understanding of the Parties with respect to the subject matter hereof and all other agreements (written or oral) between the Parties relating to the Service shall be superseded by this Agreement.

                         FaciliCom International L.L.C.
                  International Carrier Voice Service Agreement
                        Appendix A. Terms and Conditions


                                    ADDENDUM

2.3      Addition to Minimum Port Usage.

Monthly Minimum Usage per activated DS-1 is 100,000 minutes. After a ramp up period of two (2) months, if a DS-1 circuit experiences a minimum shortfall over two consecutive months, FCI may provide Customer with written notice of such fact and of FCI's intent to disconnect the under-minimum circuit if the minimum is not attained by the month following the date the notice is received.

                                  UNITED STATES
/
                            TAX EXEMPTION CERTIFICATE


THE UNDERSIGNED CLAIMS exemption from the taxes imposed on charges billed or to be billed the undersigned for communication services in accordance with United States Internal Revenue Code Section 4253 and any state or other codes that may apply to the taxation of communication services.

THE UNDERSIGNED AGREES to notify FACILICOM INTERNATIONAL, L.L.C. in writing when the bases for tax exemption indicated above changes or ceases to exist.

THE UNDERSIGNED UNDERSTANDS that the fraudulent use of this certificate will subject all guilty parties to criminal penalties resulting in fines or imprisonment.



Billing Name of Account                Signature of Authorized Representative

Axiom Communications                   /S/
-------------------------------        -----------------------------------

                             Title: General Manager
                             Date: 9/25/97